New Release NYSE: BGH	BUCKEYE GP HOLDINGS L.P. PO BOX 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	06-04
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2006 THIRD QUARTER RESULTS
AND INCREASES INITIAL QUARTERLY DISTRIBUTION

Emmaus, PA — October 27, 2006 . . . MainLine Management LLC, the general partner of Buckeye GP Holdings L.P. (NYSE:BGH) (the “Partnership”), today reported financial results for the Partnership for the third quarter of 2006.  Revenue in the third quarter of 2006 increased to $116.5 million from revenue of $102.4 million in the third quarter of 2005.  Third quarter 2006 operating income was $40.3 million compared to $39.7 million in the third quarter of 2005.  The Partnership’s third quarter 2006 net income was $1.5 million compared with net income of $2.5 million in the third quarter of 2005.

The Partnership owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE: BPL) and reports its financial results on a consolidated basis with the financial results of BPL.  The Partnership currently has no operating activities separate from those conducted by BPL, and its cash flow is derived solely from cash distributions received from BPL and its subsidiary operating partnerships.

The Partnership also announced that the Board of Directors of its general partner declared an initial quarterly cash distribution of $0.217 per unit with respect to the third quarter 2006, or $0.868 on an annual basis.  The announced quarterly distribution represents a $0.012 or 5.8 percent increase from the expected quarterly distribution rate of $0.205 per unit, or $0.82 per unit on an annual basis, set forth in the Partnership’s initial public offering prospectus dated August 3, 2006.

The cash distribution will be paid on November 30, 2006, to unitholders of record on November 6, 2006.  As described in the prospectus, the initial quarterly distribution will be prorated based upon the portion of the third quarter beginning on the closing date of the Partnership’s initial public offering, which was August 9, 2006, to the end of the quarter on September 30, 2006.  The amount of the pro-rated distribution for this 53-day period is $0.125 per unit.

“Our announcement of an initial quarterly cash distribution of $0.217 per unit with respect to the third quarter 2006, or $0.868 on an annual basis, represents a 5.8 percent increase in the distribution versus the expected initial quarterly distribution set forth in our IPO prospectus,” said William H. Shea, Jr., President and CEO.  “The increase in the distribution is directly related to the 3.3 percent increase Buckeye Partners, L.P. has made in its cash distributions since we determined our expected initial quarterly distribution.”

The Partnership will host the 2006 third quarter conference call on Monday, October 30, 2006 at 11:00 a.m. Eastern Time.  Interested parties may listen via the Internet, on either a live or replay basis at:

http://www.videonewswire.com/event.asp?id=36312  A replay will also be available from October 30 to November 6, 2006 by dialing (800) 642-1687 Code: 9390921.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE: BPL), and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings, L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) the Partnership’s ability to pay distributions to its

Unitholders; (2) the Partnership’s expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”); (3) anticipated trends in Buckeye’s business; (4) price trends and overall demand for petroleum products in the United States in general and in Buckeye’s service areas in particular (economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands); (5) changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of  Buckeye’s tariff rates; (6) liability for environmental claims; (7) security issues affecting Buckeye’s assets, including, among others, potential damage to its assets caused by acts of war or terrorism; (8) unanticipated capital expenditures and operating expenses to repair or replace Buckeye’s assets; (9) availability and cost of insurance on Buckeye’s assets and operations; (10) Buckeye’s ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations; (11) expansion in the operations of Buckeye’s competitors; (12) Buckeye’s ability to integrate any acquired operations into its existing operations; (13) shut-downs or cutbacks at major refineries that use Buckeye’s services; (14) deterioration in Buckeye’s labor relations; (15) changes in real property tax assessments; (14) disruptions to the air travel system; (16) interest rate fluctuations and other capital market conditions; (17) the Partnership’s future results of operations; (18) the Partnership’s liquidity and ability to finance its activities; (19) market conditions in Buckeye’s industry; (20) conflicts of interest between Buckeye, its general partner and the Partnership; (21) the treatment of Buckeye or the Partnership as a corporation for federal income tax purposes or if the Partnership or Buckeye become subject to entity-level taxation for state tax purposes; and (22) the impact of governmental legislation and regulation on the Partnership and Buckeye.You should read the Partnership’s registration statement on Form S-1, as amended (Registration No. 333-133433) as filed with the Securities and Exchange Commission, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per unit amounts)

(Unaudited)

	Three Months		Nine Months
	Ended		Ended
	September 30		September 30
	2006	2005	2006	2005
Revenue	$116.5	$102.4	$333.8	$300.2
Costs and expenses:
Operating expenses	55.5	48.9	160.3	145.5
Depreciation and amortization	10.3	8.3	29.4	23.8
General and administrative	10.4	5.5	22.9	16.4
Total costs and expenses	76.2	62.7	212.6	185.7
Operating income	40.3	39.7	121.2	114.5

Other income (expenses):
Investment and equity income	0.3	0.5	0.9	0.8
Interest and debt expense	(14.9)	(14.2)	(46.9)	(41.2)
Total other income (expenses)	(14.6)	(13.7)	(46.0)	(40.4)
Income before equity income and non-controlling interest	25.7	26.0	75.2	74.1
Equity income	1.8	1.2	4.6	3.7
Non-controlling interest expense	(26.0)	(24.7)	(74.1)	(72.1)
Net income	$1.5	$2.5	$5.7	$5.7

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